Exhibit 99.3

GRINDROD SHIPPING HOLDINGS LTD. Reg No. 201731497H 200 Cantonment Road, #03-01 Southpoint Singapore, 089763 Tel: +65 6323 0048 Fax: +65 6323 0046 Web: www.grinshipping.com

August 24, 2022

Taylor Maritime Investments Limited
Sarnia House,
Le Truchot,
St Peter Port,
Guernsey GY1 1GR,
Channel Islands

Attention:  Edward Buttery, CEO

Dear Edward:

In connection with the consideration by Grindrod Shipping Holdings Ltd. (together with its subsidiaries, the “Company”) and Taylor Maritime Investments Limited (together with its subsidiaries, “you” and each of the Company and you, a “party”) of a possible negotiated transaction (a “Transaction”) between the Company and you, the Company and you are each prepared to make available to the other certain non-public, confidential or proprietary information concerning the Company or you, as applicable.

1.	Definitions.

1.1.          “Evaluation Material” means (a) all information (whether written, verbal, electronic, visual or otherwise) concerning the disclosing party (the “Disclosing Party”), its businesses, financial condition, operations, assets and/or liabilities (whether prepared by the Disclosing Party, its advisors or otherwise) that has been or will be furnished to the receiving party (the “Receiving Party”) or any of its Representatives by or on behalf of the Disclosing Party or any of its Representatives, and includes all data, documents, agreements, files, reports, interpretations, forecasts, business plans and records, financial or otherwise, and other materials concerning the Disclosing Party, that the Disclosing Party or any of its Representatives have provided or will provide to the Receiving Party or any of its Representatives as well as all notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or any of its Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to the Receiving Party or any its Representatives and (b) all Transaction Information.  “Evaluation Material” does not include information that (i) is or becomes generally available to the public (other than as a result of the Receiving Party or any of its Representatives directly or indirectly disclosing such information in violation of this letter agreement), (ii) was within the possession of the Receiving Party or any of its Representatives prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party, provided that the source of such information was not or is not known by the Receiving Party or any of its Representatives to be subject to any contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that the source of such information was not or is not known by the Receiving Party or any of its Representatives to be subject to a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) is legitimately developed by the Receiving Party or its Representatives independently of the Evaluation Material received from the Disclosing Party or its Representatives.

Directors:	MJ Hankinson* (Chairman)	SW Griffiths (Interim Chief Executive Officer and Chief Financial Officer)		Quah Ban Huat*
	JP Herholdt*	MP Grindrod*	PC Over*	(* Non-Executive Directors)

1.2.          “Permitted Financing Source” means any of your potential sources of debt or equity financing (including potential co-bidders and potential acquirers of a portion of the assets of the Company in connection with or after the consummation of a Transaction), provided that their identities have been notified to the Company prior to the date hereof or, in the case of any other potential source of financing, you notify the Company in writing prior to approaching such potential source of financing.

1.3.         “person” means any corporation, partnership, company, limited liability company, trust, association, joint venture, government or self-regulatory agency or body, individual or other entity, and includes the media.

1.4.         “Representatives” means, with respect to any person, the person’s affiliates and subsidiaries, and its and their respective directors, officers, managing members, general partners, employees, agents, consultants, advisors (including, without limitation, financial advisors, counsel and accountants) and other representatives and Permitted Financing Sources, but no other potential sources of debt or equity financing and no potential co-bidders or potential acquirers of a portion of the assets of the Company in connection with or after the consummation of a Transaction.  Notwithstanding the foregoing, no former executive or director of the Company shall be considered one of your Representatives unless approved in writing by the Company.

1.5.        “Transaction Information” means all information that if disclosed would indicate any terms, conditions, or contents of discussions with respect to a possible Transaction.

2.	Nondisclosure and Use of Evaluation Material.

2.1.          Nondisclosure and Use.

(a)          The Receiving Party shall, and the Receiving Party shall cause its Representatives to:  (i) use the Evaluation Material of the Disclosing Party solely for the purpose of evaluating the Receiving Party’s possible participation in a Transaction, and (ii) keep such Evaluation Material confidential and not disclose any of it to any person in any manner.

(b)          Nevertheless, (i) the Receiving Party may disclose Evaluation Material of the Disclosing Party to which the Disclosing Party gives its prior written consent, (ii) the Receiving Party may disclose such information to its Representatives who need to know such information for the sole purpose of assisting the Receiving Party to evaluate its possible participation in a Transaction if it advises such Representatives of the confidentiality obligations that attach to such Evaluation Material, and (iii) the Receiving Party may disclose that information which, on the advice of its counsel, is required to be disclosed by law or regulation or the rules of any exchange to which it is subject or pursuant to a demand of any judicial, administrative, legislative, regulatory or self-regulatory body or tribunal (“Law”), provided that the requirement or demand is not caused by any act of the Receiving Party or its Representatives in violation of this letter agreement, but in such case only in accordance with the specifications delineated in Section 2.2 below.

(c)          The Receiving Party will be responsible for any violations of the provisions of this letter agreement by any of its Representatives.

2.2.         Compulsory Disclosure.  If the Receiving Party or its Representatives are required to or believe it or they are required by Law to disclose any of the Evaluation Material of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing of any such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Representatives is nonetheless, on the advice of counsel, required by Law to disclose Evaluation Material of the Disclosing Party, the Receiving Party or its Representative may disclose to the applicable tribunal or regulatory authority only that portion of the Evaluation Material of the Disclosing Party which such counsel advises is legally required to be disclosed (and any such disclosure will be made only to such persons to whom such counsel advises such information is legally required to be disclosed), provided that the Receiving Party exercises commercially reasonable efforts (at its cost and expense) to preserve the confidentiality of the Evaluation Material of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Material.  Notwithstanding the foregoing, you may make filings (and disclosures required therein) under Section 13(d) of the Exchange Act, which are, on the advice of counsel, required to be made by you or your Representatives, without complying with this Section 2.2, provided, that you have provided notice of your intent to make such filing (along with a copy of your proposed disclosure to be included in such filing) to the Company prior to the filing thereof and provided the Company a reasonable opportunity to comment on such disclosure.

2.3.          Return and Destruction of Evaluation Material.  Upon the request of the Disclosing Party at any time for any reason, the Receiving Party shall promptly destroy, and cause its Representatives to destroy, and not retain all Evaluation Material of the Disclosing Party in their possession, including any such Evaluation Material prepared by the Receiving Party or its Representatives and all copies, and the Receiving Party shall cause one of its authorized officers to deliver to the Disclosing Party a certification in writing stating that the Receiving Party has complied with all of the requirements of this Section 2.3.  Notwithstanding the foregoing, each of the Receiving Party and the Receiving Party’s Representatives may retain copies of the Evaluation Material (i) in accordance with policies and procedures implemented by such persons in order to comply with applicable law, regulation or professional standards, or (ii) as part of its electronic back-up system or internal document retention policies solely for such purpose (and not for the purposes provided in Section 2.1(a)).  Notwithstanding the destruction of the Evaluation Material, the Receiving Party and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

2.4.          Agreements with Third Parties.

(a)          In considering the Transaction and reviewing the Evaluation Material of the Company, you represent that you and your Representatives are acting solely on your own behalf and not as part of a group with any other persons.  You shall not, directly or indirectly, without the Company’s consent, enter into any agreement, arrangement or understanding, or any discussions that may lead to the same, with any person (other than your Representatives) regarding a possible transaction involving the Company.  You represent that neither you nor any of your Representatives have entered into any such agreement, arrangement or understanding prior to the date hereof.  Without the Company’s written consent, you shall not approach, or have discussions with, any other person regarding the possibility of joining in a combined proposal for a transaction involving the Company.

(b)          You shall not directly or indirectly, enter into any oral or written agreement, arrangement or understanding (or discussions that could reasonably be expected to lead to such an agreement, arrangement or understanding) regarding the engagement of any potential source of debt or equity financing or any potential co-bidders or potential acquirer of a portion of the assets of the Company in connection with or after the consummation of a Transaction (including any Permitted Financing Sources) on an exclusive basis or in such a manner that would otherwise prohibit or impede any other person from obtaining debt or equity financing from such person or such person being potential co-bidder with, or potential acquirer of assets of the Company from, such other person.

3.	Ownership and Accuracy of Evaluation Material.

3.1.        Generally.  The Evaluation Material of the Disclosing Party is and will remain the property of such Disclosing Party, and its disclosure does not confer on the Receiving Party or its Representatives any rights (including intellectual property rights) over such Evaluation Material beyond those expressly contained in this letter agreement.

3.2.          Data Site.  Some or all of the Evaluation Material of the Disclosing Party may be made available through a virtual data site (the “Data Site”).  Neither the Receiving Party nor its Representatives, by virtue of downloading any material from the Data Site, will obtain title to, or any other ownership interest in, such information.  Use of material posted to the Data Site is subject to the same restrictions and copyright or property rights that the Disclosing Party is entitled to under law, and benefit of those protections is not waived by posting the material to the Data Site.  The Receiving Party and its Representatives (a) may only access and use the Data Site in connection with an analysis of the Transaction, (b) shall comply with the terms of use of the Data Site and all applicable laws in connection with its and their use of the Data Site, and (c) shall periodically provide to the Disclosing Party a list of the firms and users who require access to the Data Site.  The Receiving Party and its Representatives shall observe all security features on the Data Site and keep confidential all passwords and shall not disable or bypass any security devices.  The Disclosing Party reserves the right, in its sole discretion, to monitor, review and use all communications and other use of the Data Site, together with information relating to such communications and use, to change, suspend or discontinue any aspect of the Data Site at any time, including the availability of any feature or content, and to impose limits on certain features and services or restrict access to parts or all of the Data Site without notice.

3.3.        Accuracy.   Neither the Disclosing Party nor any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material of the Disclosing Party or regarding the Data Site, and the Disclosing Party and its Representatives expressly disclaim all liability to, and shall have no liability to the Receiving Party or any of its Representatives and any other person that may be based upon or relate to (a) the use of such Evaluation Material by the Receiving Party or its Representatives or (b) any errors or omissions in such Evaluation Material.  The Receiving Party acknowledges that it is not relying on, and it shall not rely on the accuracy and completeness of the Evaluation Material of the Disclosing Party.  The Receiving Party will be entitled to rely solely on those particular representations and warranties, if any, that are made to it in a definitive agreement relating to any Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

4.          Information Request Procedures; No Contact.  You and your Representatives shall submit or direct all communications regarding the Company and a Transaction, requests for additional information regarding the Company, and questions regarding procedures only to Jefferies, LLC, the financial advisor to the Company the “Financial Advisor”, and you shall not contact, communicate with or submit questions or requests to anyone at the Company or to any of its other Representatives except with the prior written consent of the Financial Advisor; provided that (i) your CEO may contact, and communicate with, the directors of the Company; and (ii) this Section 4 shall not restrict any communications between you or your Representatives and the Company or its Representatives in the ordinary course of business unconnected with the Transaction.  Without limiting the generality of the preceding sentence, you will not contact any customer or supplier, or other person having a business relationship with the Company, regarding the Company, the Company’s assets, business operations, personnel, prospects or financing, the Evaluation Material of the Company or the Transaction, except with the prior written consent of the Financial Advisor.

5.          Non-Solicitation.  For a period of one year from the date of this letter agreement, neither you nor any of your affiliates or associates (both as currently defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) nor any of your or their respective Representatives acting at your or their direction or on your or their behalf, shall, directly or indirectly, solicit for employment, or employ, any of the current officers or employees of the Company with whom you or your Representatives have contact, directly or indirectly, during the period of your investigation of the Company, so long as they are employed by the Company or any of its affiliates, without obtaining the prior written consent of the Company; provided, however, that the receipt of an employee census or general roster of employees shall not on its own constitute contact or knowledge of such employee.  Notwithstanding the foregoing, this Section 5 does not restrict or preclude your right (i) to make generalized searches for employees by use of advertisements in any medium or to engage firms to conduct such searches (and to employ any person hired as a result of any such search), so long as such search firms do not target or focus on the Company, or (ii) to solicit for employment, or employ, any employee who (1) has been terminated by the Company prior to the commencement of employment discussions with such person or (2) initiates discussions regarding such employment without any direct or indirect solicitation by either you or your Representatives.  The provisions of this Section 5 shall not apply to any financial or other advisors or any prospective bank or institutional lenders that may be deemed to be your Representative, except and solely to the extent it is acting at your direction and on your behalf.

6.	Standstill; Securities Law.

6.1.          Standstill.  For a period of six months from the date hereof, none of you, your affiliates or associates nor any of your or their respective Representatives acting at your or their direction or on your or their behalf, shall, directly or indirectly, acting alone or in concert with others, without the prior written consent of the Company:

(a)          acquire, or agree, offer, seek or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (as defined under Section 13(d) of the Exchange Act) or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities (whether debt or equity, voting or non-voting) or debt instruments of the Company (collectively, “Company Securities”);

(b)          acquire, enter into, or engage in, or agree, offer, seek or propose to acquire, enter into, or engage in, any derivative, swap or other transaction or series of transactions (including, without limitation warrants, options or other rights or convertible or exchangeable securities or instruments), the purpose or effect of which is to give you, any of your affiliates or associates economic or financial exposure similar to ownership of Company Securities, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any Company Securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of any Company Securities (“Derivative Interests”), regardless of (i) whether the Derivative Interest is exercisable, exchangeable, convertible or settleable immediately or exercisable, exchangeable, convertible or settleable after the passage of time and/or upon or after the satisfaction or occurrence of conditions or events and (ii) whether the Derivative Interest is required to be, or are capable of being, exercised, exchanged, converted or settled for or into Company Securities;

(c)          seek, offer, propose, or seek, offer or propose to enter into any agreement, arrangement or understanding with respect to, any merger, scheme, consolidation, amalgamation, business combination, tender or exchange offer, including any mandatory or voluntary offer, recapitalization, restructuring, sale or purchase of assets, securities or debt instruments, dissolution, liquidation or other similar transaction of or involving the Company or any of its affiliates or associates;

(d)          requisition or call, or seek or propose to requisition or have called, alone or in concert with others, any general meeting of the Company;

(e)          initiate, seek, propose, make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A of the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any Company Securities;

(f)          seek or propose, alone or in concert with others, the election or appointment of any person to, or representation on, or nominate or propose the nomination of any candidate to, the board of directors (or any similar governing body or entity) of the Company, or seek or propose, alone or in concert with others, the removal of any member of the board of directors (or any similar governing body or entity) of the Company;

(g)          seek, propose, or submit, alone or in concert with others, any proposal or matter of business to be voted upon or considered by the holders of any Company Securities;

(h)          form, join or in any way participate in any partnership, limited partnership, syndicate or other group, including any “group” (within the meaning of Section 13(d)(3) of the Exchange Act, as amended) with respect to any Company Securities;

(i)          enter into any arrangements, understanding or agreements (whether written or oral) or negotiations or discussions with, or advise, finance, assist or encourage, any other person or entity in connection with any of the foregoing, or make any investment in or enter into any arrangement, understanding or agreement with any other person or entity that engages, or offers or proposes to engage, in any of the actions or activities referenced in this Section 6.1;

(j)          make or cause to be made any public statement or public disclosure regarding any intent, purpose, plan or proposal that is inconsistent with the provisions of this Section 6.1, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Section 6.1 or take any action that could require the Company or any of its affiliates or associates or any of their respective Representatives to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(k)          otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the provisions of this Section 6.1; or

(l)           take any action challenging the validity or enforceability of any provision of this Section 6.1.

6.2.          Duty to Notify; Exceptions.  Notwithstanding the foregoing provisions of this Section 6, if (i) the Company publicly announces that it (or its board of directors) has recommended, approved or entered into an agreement with any person other than you with respect to, a general offer, scheme of arrangement, tender offer or exchange offer, a business combination, merger or similar extraordinary transaction in respect of the Company which provides for the acquisition of more than 50% of the voting securities or assets of the Company, or (ii) a third party, which is not affiliate of you, publicly announces a firm intention to make an offer for the Company (provided in each case that the making of such announcement does not constitute a breach of this Section 6)1 then in each such case you and your affiliates will not be prohibited thereafter from making a general offer to the shareholders of the Company or from making proposals regarding an offer, scheme of arrangement, tender offer or exchange offer, possible business combination, merger or similar extraordinary transaction.  For the avoidance of doubt, nothing in this letter agreement shall restrict your or your affiliates’ ability to (i) sell or transfer (in whole or in part) or vote any securities of the Company in your sole and absolute discretion or (ii) make or amend any filings (and disclosures required therein) under Section 13(d) of the Exchange Act as legally required; provided, that you have provided notice of your intent to make such filing (along with a copy of your proposed disclosure to be included in such filing) to the Company prior to the filing thereof and provided the Company a reasonable opportunity to comment on such disclosure.

[1]
These circumstances are not currently covered by (i), namely where a third party offer is announced for Grindrod without a recommendation from the Board, when it is customary for standstill provisions to fall away.

6.3.          Securities Law Obligations.  Each party understands and acknowledges that it is aware that, and shall advise its Representatives that, under certain circumstances, the federal and state securities laws and certain foreign laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that the person is likely to purchase or sell those securities.

7.	Miscellaneous.

7.1.          Effect of Agreement.  Unless a final definitive agreement providing for a Transaction has been executed and delivered by the Company and you, neither the Company nor you will be under any legal obligation of any kind (including, without limitation, any fiduciary obligations) with respect to such Transaction by virtue of this letter agreement or any other written or oral expression except for the matters specifically agreed to herein.  The Company may, in its sole discretion, both reject any and all proposals made by you or your Representatives with regard to a Transaction, and terminate discussions and negotiations with you or your Representatives at any time for any reason or no reason and with or without notice to you.  The Company or its Representatives may (a) enter into negotiations and discussions with one or more other parties for a possible transaction in lieu of the Transaction and enter into a definitive agreement with respect to such transaction without prior notice to you or your Representatives or (b) change its process for considering the Transaction or any transaction in lieu of the Transaction without prior notice to you or your Representatives.

7.2.          Waiver; Amendments.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  This letter agreement may be amended or modified only by a separate writing between the Company and you.

7.3.          Severability; Entire Agreement.  The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.  This letter agreement contains the entire agreement between the Company and you concerning the subject matter hereof and supersedes (a) all previous agreements, written or oral, relating to the subject matter hereof and (b) any inconsistent confidentiality requirements imposed by any offering memorandum or Data Site to which the Receiving Party or its Representatives are granted access to in connection with the evaluation, negotiation or consummation of the Transaction.

7.4.          Remedies.  It is understood and agreed that money damages will not be a sufficient remedy for any breach of this letter agreement by either party or any of their respective Representatives and, in addition to all other remedies that a party or its Representatives may have, either party and its Representatives shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Such remedies shall not be deemed to be the exclusive remedies for a breach by either party of this letter agreement but shall be in addition to all other remedies available at law or equity to a party.

7.5.          Governing Law.  This letter agreement and all controversies arising out of or relating to it shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance, without giving effect to conflict of law principles that might require the application of the laws of any other jurisdiction.

7.6.          Jurisdiction; Court Proceedings; Waiver of Jury Trial.  Any claims, actions, suits, or proceedings (“Litigation”) arising out of or in any way relating to this letter agreement shall be brought solely in any federal or state court located in the State of New York in New York County and each of the parties submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of New York in New York County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation.  Each party agrees that service of process in any Litigation may be made by mailing a copy thereof by registered or certified mail or by overnight courier service, postage prepaid, to it at its address specified herein.  Nothing in this letter agreement will affect the right of any party to serve process in any other manner permitted by law.  Each party irrevocably and unconditionally waives any right to a trial by jury.

7.7.          Binding Effect; Assignment.  This letter agreement shall be binding upon you, the Company, and their respective successors and assigns and shall inure to the benefit of, and be enforceable by, you, the Company, and their respective successors and assigns.  You may not assign this letter agreement or any part of it without the prior written consent of the Company, and any purported assignment without such consent will be null and void.  You agree that the Company may assign this letter agreement, without your consent, to any person who is a successor in interest to, or purchaser of, the Company.

7.8.          Counterparts; Facsimile Signature.  This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  This letter agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed to be an original.

7.9.          Term.  Except as otherwise specifically provided herein, this letter agreement shall terminate and be of no further force and effect as of the date that is 18 months following the date hereof; provided, however, that such termination shall not relieve either party from its responsibilities in respect of any breach by this letter agreement prior to such termination.

(Signature page follows)

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

Grindrod Shipping Holdings Ltd.

By:	/s/ Stephen Griffiths
Name: Stephen Griffiths
Title: Interim Chief Executive Officer & Chief Financial Officer
Accepted and agreed as of
the date first written above:

Taylor Maritime Investments Limited

By:	/s/ Edward D C Buttery
Name: Edward D C Buttery
Title: CEO Taylor Maritime Investments